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                                                                    EXHIBIT 10.5

                         MANAGEMENT SERVICES AGREEMENT

         This MANAGEMENT SERVICES AGREEMENT ( the "AGREEMENT") is made and entered into as of December 10, 2003(1), among ADVANCED LIGHTING TECHNOLOGIES, INC., an Ohio corporation (the "COMPANY"), and SARATOGA MANAGEMENT COMPANY, LLC, a Delaware limited liability company ("SARATOGA").

         The Company desires that Saratoga provide certain ongoing management and advisory services to the Company, and Saratoga is willing to provide such services subject to the terms and conditions contained herein.

         NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

         Section 1. Services. During the term of this Agreement, Saratoga shall provide such advisory and management services to the Company as the Board of Directors of the Company shall reasonably request and Saratoga shall agree to provide from time to time. The Company agrees that Saratoga shall have the right, but not the obligation, to act as sole advisor to the Company with respect to significant business transactions. Services provided by Saratoga will include, but not be limited to, ensuring that the Company is in compliance with good corporate governance practices, providing ongoing operations review and financial performance monitoring, reviewing and advising on the annual budgeting process, significant contractual commitments and capital expenditures, supporting relationships with financial institutions, advising on compensation policy and structure, and providing ongoing strategic advice on the business and management. Such services shall be performed at Saratoga's offices or at such other locations as Saratoga shall reasonably determine.

         Section 2. Compensation. In consideration of the services to be provided in accordance with Section 1, the Company agrees to pay, to Saratoga:

                  (i) an advisory fee of 1% of the enterprise value of the Company as of the date hereof, which fee shall be fully earned as of the date hereof and shall be paid from excess working capital and/or the proceeds of certain non-core assets of the reorganized Company which is expected to take place within the first year of confirmation of the Plan (defined below); and

                  (ii) a quarterly management fee, payable in advance (on or before March 31, June 30, September 30, and December 31 of each year

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(1) Effective date

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         that this Agreement is in effect) equal to $150,000 ($600,000 in the aggregate) (the "MANAGEMENT FEE") to be adjusted annually upwards on each anniversary date for any increase in the rate of inflation as indicated by the Consumer Price Index from the prior year, as the case may be plus 0.5% of the aggregate amount of cash (and the fair market value of other property as reasonably determined by the Company's Board of Directors) (the "EQUITY FEE") received by the Company after the Effective Date in connection with issuances of the Company's equity securities (with a prorated Equity Fee amount to be paid with respect to the period in which such cash or property is received, payable on the date such cash or other property is received); provided, however that upon an Event of Default (as defined in the New Indenture) which has not been cured or waived, the Management Fee and Equity Fee otherwise required by this Section 2(ii) shall accrue but not be payable until such time as the default is cured; and

                  (iii) advisory and/or structuring fees in connection with significant business transactions (including, without limitation, acquisitions, investments and financings) ("STRUCTURING FEES") in amounts comparable for similarly situated companies. The Structuring Fees shall be negotiated in good faith by the Company and Saratoga and payable on such date as the parties determine under a separate agreement.

         In the event that the Company fails to make a payment under this
Section 2 (with the exception of non-payment in accordance with the proviso in Section 2(ii) hereof), or a dispute regarding payment arises, Saratoga reserves the right to not perform under this Agreement until such time as the Company either pays Saratoga or the parties hereto resolve their dispute. Both parties agree to promptly negotiate any such disputes in good faith.

         Notwithstanding the foregoing, the Company shall not be required to pay to Saratoga any such payment that is otherwise prohibited by any credit agreement or applicable law. In such cases, the due dates shall be deferred until payment of cash is permitted and all amounts owed shall accrue interest at the same rate paid on the Company's senior debt.

         Section 3. Reimbursement. Saratoga and its affiliates shall be entitled to reimbursement of all reasonable out-of-pocket expenses (including travel, consultant and legal expenses) incurred in connection with or relating to the performance of this Agreement (other than salary expenses and associated overhead charges).

         Section 4. Indemnity; No Liability. In consideration of the execution and delivery of this Agreement by Saratoga, the Company hereby agrees to indemnify, defend, exonerate and hold each of Saratoga and its affiliates, and each of their respective partners, members, shareholders, affiliates, directors,

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officers, fiduciaries, employees and agents and each of the partners, shareholders, affiliates, directors, officers, fiduciaries, employees and agents of each of the foregoing (collectively, the "INDEMNITEES") free and harmless from and against any and all claims, demands, liens, claims of lien, actions, causes of action, suits, losses, liabilities and damages, and expenses in connection therewith, including without limitation reasonable attorneys' fees and disbursements (collectively, the "INDEMNIFIED LIABILITIES"), incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to the execution, delivery, performance, enforcement or existence of this Agreement or the transactions contemplated hereby or thereby except for any such Indemnified Liabilities arising solely on account of such Indemnitee's gross negligence or willful misconduct, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. None of the Indemnitees shall be liable to the Company or any of their affiliates for any act or omission suffered or taken by such Indemnitee that is not finally judicially determined to constitute gross negligence or willful misconduct.

         Section 5.1. Agreement to Subordinate. Liabilities to Saratoga hereunder are subordinated in right of payment, to the extent and in the manner provided in these Sections 5.1 through 5.12, to the prior payment in full of all principal and interest of the New Notes ("SENIOR DEBT"). The subordination provisions are for the benefit of and enforceable by the holders of Senior Debt.

         Section 5.2. Liquidation, Dissolution, Bankruptcy. Upon any payment or distribution of the assets of the Company to creditors upon a total or partial liquidation or a total or partial dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property:

                           (1) holders of Senior Debt are entitled to receive payment in full in cash of all obligations in respect of Senior Debt under the terms of the New Indenture, before Saratoga will be entitled to receive any payment hereunder; and

                           (2) until the Senior Debt is paid in full, any distribution to which Saratoga would be entitled hereunder but for these subordination provisions shall instead be made to holders of Senior Debt as their interests may appear.

         Section 5 .3. Default of Designated Senior Debt. (a) The Company shall not make any payment to Saratoga hereunder if at the time any Senior Debt has not been paid when due, whether at maturity, upon redemption or mandatory

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repurchase, acceleration, or otherwise, and such payment default has not been cured or waived.

         During the continuance of any Event of Default with respect to the Senior Debt, the Company may not pay Saratoga hereunder until all the Senior Debt has been paid in full.

         Section 5.4. When Distribution Must Be Paid Over. If a payment or other distribution is made to Saratoga hereunder that because of these subordination provisions should not have been made to Saratoga, Saratoga shall hold it in trust for holders of Senior Debt and pay it over to their indenture trustee for proper distribution.

         Section 5.5. Subrogation. A distribution made under these subordination provisions to holders of Senior Debt which otherwise would have been made to Saratoga hereunder is not, as between the Company and Saratoga, a payment by the Company on Senior Debt. After all Senior Debt is paid in full and until the holders of the Senior Debt are paid in full hereunder, Saratoga will be subrogated to the rights of holders of Senior Debt to receive payments in respect of Senior Debt.

         Section 5.6. Relative Rights; Subordination Not to Prevent Events of Default or Limit Right to Accelerate. These subordination provisions define the relative rights of Saratoga hereunder and holders of Senior Debt and do not impair, as between the Company and Saratoga, the obligation of the Company, which is absolute and unconditional, to pay Saratoga hereunder in accordance herewith. These provisions do not prevent Saratoga from exercising its available remedies upon a default hereunder, subject to the rights of holders of Senior Debt to receive distributions otherwise payable to Saratoga hereunder.

         Section 5.7. Subordination May Not be Impaired by Company. No right of any holder of Senior Debt to enforce the subordination of Saratoga hereunder will be impaired by any act or failure to act by the Company or by its failure to comply with the New Indenture.

         Section 5.8. Distributions and Notices to, and Notices and Consents by, Representatives of Holders of Senior Debt. Whenever a distribution is to be made or a notice given to holders of Senior Debt, the distribution may be made and the notice given to their indenture trustee.

         Section 5.9. Trust Moneys Not Subordinated; Payments in Permitted Junior Securities. Notwithstanding anything to the contrary, distributions to

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Saratoga hereunder in the form of Permitted Junior Securities* of the Company are not subordinated to the prior payment of any Senior Debt or otherwise subject to these subordination provisions, and Saratoga will not be obliged to pay over any such payments or distributions to any holders of Senior Debt.

         Section 5.10. Trustee Entitled to Rely. For the purpose of ascertaining the outstanding amount of Senior Debt, the holders thereof, and all other information relevant to making any payment or distribution to holders of Senior Debt pursuant to these Sections 5.1 through 5.12, Saratoga is entitled to rely upon an order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 5.2 are pending, a certificate of the liquidating trustee or other person making a payment or distribution to Saratoga is, or information provided by the holders of Senior Debt. Saratoga may defer any payment or distribution pending receipt of evidence or instructions satisfactory to it or a judicial determination regarding the rights of parties to receive the payment or distribution.

         Section 5.11. Saratoga Not Fiduciary for Holders of Senior Debt. Saratoga will not be deemed to owe any fiduciary duty to the holders of Senior Debt and will not be liable to any such holders if it mistakenly pays over or distributes to itself or any other person any money or assets to which holders of Senior Debt are entitled by virtue of these Sections 5.1 through 5.12.

         Section 5.12. Reliance by Holder of Senior Debt on Subordination Provisions; No Waiver. (a) Saratoga acknowledges and agrees that these subordination provisions are, and are intended to be, an inducement and a consideration to each holder of Senior Debt, whether created or acquired before or after the execution and delivery of this Agreement, to acquire or to hold such Senior Debt, and each holder of Senior Debt will be deemed conclusively to have

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         - "PERMITTED JUNIOR SECURITIES" means, as to the Company, or any one or more of its successors or affiliates, as the case may be, any securities of the Company or any one or more of its successors or affiliates, as the case may be, provided for by a plan or reorganization or readjustment authorized by an order or decree of a court of competent jurisdiction in a reorganization proceeding under any applicable bankruptcy law relating to the Company that constitute either (x) equity interests of the Company or any one or more of its successors or affiliates or (y) debt of the Company or any one or more of its successors or affiliates, subordinated in right of payment to all Senior Debt of the Company, then outstanding to at least the same extent as the payments to Saratoga are subordinated as provided for herein, it being specifically understood that after the occurrence, and during the continuance of, any one or more Events of Default on Senior Debt, interest on any debt of the Company or any one or more of its successors or affiliates referred to in this clause (y) above may accrue at the then-applicable rate provided for in the governing instrument, but such interest shall not and may not be paid in cash until such Events of Default shall have been cured or waived .

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relied on these subordination provisions in acquiring and holding such Senior
Debt.

         (b) The holders of Senior Debt may, at any time and from time to time, without the consent of or notice to their indenture trustee or Saratoga, and without impairing the rights of holders of Senior Debt under these subordination provisions, do any of the following:

                           (1) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Debt or any instrument evidencing the same or any agreement under which Senior Debt is outstanding or secured;

                           (2) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Debt;

                           (3) release any Person liable in any manner for the payment of Senior Debt; or

                           (4) exercise or refrain from exercising any rights against the Company and any other Person.

         Section 6. Governing Law; Submission To Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of law principles.

         Section 7. Termination. This Agreement may be terminated by Saratoga at any time by written notice to the Company pursuant to Section 8 below. In addition, this Agreement will terminate automatically as of the earlier of (i) the tenth anniversary of this Agreement and (ii) the end of the fiscal year in which the fully diluted ownership interest of Saratoga and its affiliates in the outstanding common stock of the Company falls below 5%, unless expressly extended in writing. The provisions of Section 4 shall survive any termination of this Agreement.

         Section 8. Notices. All notices and demands which any party is required or desires to give to any other shall be given in writing by personal delivery or by express courier service or certified mail, return receipt requested, to the addresses below for the respective party. However, if either party gives notice of a change of name or address, notices to that party shall thereafter be given as demanded in that notice. All notices and demands given by personal delivery or by express courier service shall be effective upon receipt by the party to whom notice or a demand is being given. All notices given by mail shall be effective on the third business day after mailing.

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         For convenience, the addresses, telephone and facsimile numbers of the parties and their respective counsel hereto are:

The Company:

Advanced Lighting Technologies, Inc.
32000 Aurora Road
Solon, Ohio 44139
Attn: Wayne R. Hellman
Telephone: (440) 519-0500
Facsimile: (440) 519-0503

With a copy to:

Jenner & Block, LLC
One IBM Plaza
Chicago, Illinois 60611
Attn: Jeff Marwil
Telephone: (312) 923-2619
Facsimile: (312) 527-0484

Saratoga:

Saratoga Management Company, LLC
535 Madison Avenue - 4th Floor
New York, New York 10022
Attn: Christian Oberbeck
Telephone: (212) 906-7350
Facsimile: (212) 750-3343

With a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attn: Stephen H. Case
Telephone: (212) 450-4064
Facsimile: (212) 450-3064

         Section 9. Relationship of Parties. Each party is an independent contractor and not an agent or partner of, or joint venturer with, the other party for any purpose, and neither party by virtue of this Agreement shall have any right, power, or authority to act or create any obligation, express or implied, on behalf of the other party except as expressly provided herein. In the event that an agency relationship is created or implied, any such agency will be a limited agency

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wherein the duties of Saratoga are specifically limited to the subject matter hereof and will not create or result in the imposition on Saratoga of any other duties of any kind or nature, including without limitation any duties which may otherwise arise by operation of law. This Agreement is not intended to and does not create any rights, claims, remedies or benefits inuring to any person (including any customer, or any creditor or employee of Saratoga or the Company) that is not a party hereto nor create or establish any third party beneficiary hereto.

         Section 10. Assignment. Rights under this Agreement shall not be assignable and duties under this Agreement shall not be delegable by either party except by the Company to any subsidiary or affiliate of Saratoga or the Company or to any successor in interest to the Company's or Saratoga's business.

         Section 11. Entire Agreement. This Agreement contains the entire agreement of the parties hereto and supersedes all prior understandings and agreements, whether oral or in writing, regarding the subject matter of this Agreement.

         Section 12. Severability. If any term, covenant, condition or provision of this Agreement, or their application to any person or circumstance, shall to any extent be held by a court of competent jurisdiction to be invalid, void or unenforceable, the parties shall renegotiate the unenforceable or invalid terms so as to effect the intent of this Agreement, and the remainder of the provisions of this Agreement, or their application to any person or circumstance, shall remain in full force and effect.

         Section 13. Waiver Of Covenants. Waiver by one of the parties hereto of any covenant or condition under this Agreement shall not invalidate this Agreement nor shall it be considered a waiver of any other covenant or condition under this Agreement.

         Section 14. Further Acts. Each party hereto agrees to perform any further acts and to execute, acknowledge and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

         Section 15. Section Headings. The section headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

         Section 16. Capitalized Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Chapter 11 Plan of Reorganization confirmed by the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division, in the cases captioned In re Venture Lighting International, Inc., et al., Case No. 03-05255 (the "PLAN").

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         Section 17. Counterparts. This Agreement may be executed in several counterparts and all such executed counterparts shall constitute a single agreement, binding on the parties hereto and their successors.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

                                        ADVANCED LIGHTING
                                        TECHNOLOGIES, INC.

                                        By: /s/ Christopher F. Zerull
                                        ------------------------------------
                                        Name: CHRISTOPHER F. ZERULL
                                        Title: VP and CAO

                                        SARATOGA MANAGEMENT
                                        COMPANY, LLC

                                        By: /s/ Richard A. Petrocelli
                                        ------------------------------------
                                        Name: Richard A. Petrocelli
                                        Title: Treasurer